Exhibit 99.1

From:	EnviroStar Inc.
290 NE 68 Street for the
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 1:00 PM, Friday, February 13, 2015

EnviroStar, Inc. Announces Second Quarter Results

Miami, FL – February 13, 2015, – EnviroStar, Inc., (NYSE MKT: EVI), today reported operating results for the six and three month periods ended December 31, 2014.  For the first six months of fiscal 2015, revenues decreased by 12.7% to $16,008,839 from $18,328,643 for the same period of fiscal 2014.  Net earnings increased by 5.0% to $948,373 or $.13 per share compared to net income of $903,077 or $.13 per share for the same period of fiscal 2014.

For the second quarter of fiscal 2015, revenues decreased by 29.6% to $6,925,145 from $9,835,413 in the comparable period of fiscal 2014. Net earnings for the period increased by 1.5% to $484,412 or $.07 per share compared to $477,306 or $.07 per share for the second quarter of fiscal 2014.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “We are pleased that our margins have improved for both periods enabling us to increase our earnings despite lower revenues, however, results of operations for interim periods are not necessarily indicative of results to be expected for a full year as interim periods are difficult to compare in our business.” He also stated that new orders continue to grow, increasing our backlog by over 20% at December 31, 2014 from June 30, 2014.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

	Six months ended December 31,		Three months ended December 31,
	2014	2013	2014	2013

Revenues	$16,008,839	$18,328,643	$6,925,145	$9,835,413

Earnings before income taxes	1,521,951	1,451,490	777,895	767,084
Provision for income taxes	573,578	548,413	293,483	289,778

Net earnings	$948,373	$903,077	$484,412	$477,306

Basic and diluted earnings per share	$.13	$.13	$.07	$.07

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732